Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112843

 Prospectus Supplement No. 6

                            [GRAPHIC OMITTED - LOGO]


                9 3/8% Senior Subordinated Secured Notes due 2009
                                       and
                             Shares of Common Stock

     This prospectus supplement supplements the prospectus dated February 20, 2004 of AirGate PCS, Inc., as supplemented by prospectus supplement No. 1 dated March 5, 2004, prospectus supplement No. 2 dated March 8, 2004, prospectus supplement No. 3 dated March 10, 2004, prospectus supplement No. 4 dated March 12, 2004 and prospectus supplement No. 5 dated March 24, 2004, relating to the sale by certain holders of our 9 3/8% Senior Subordinated Secured Notes due 2009 and shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The following line items in the table of Selling Holders contained in the prospectus are hereby amended as follows:


                                                   Principal Amount
                                                       of Notes
                                                      Beneficially            Number of Shares
                                                    Owned that may            of Common Stock        % of Outstanding
Name                                                   be sold ($)            that may be sold          Common Stock
----                                               ----------------           ----------------       ----------------
Alexandra Investment Management
      Alexandra Global Master Fund Ltd.                4,989,200                  247,370                  2.10%

     Alexandra Global Master Fund Ltd. sold $1,000,000 in principal amount of Notes in a transaction exempt from registration under the Securities Act to Bear Stearns & Co., which then resold all of such Notes under the prospectus.

     Our common stock is quoted on The Nasdaq National Market under the symbol "PCSA." On March 29, 2004, the last reported bid price per share of our common stock on The Nasdaq National Market was $14.66.

     Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 4 of the prospectus.

                                ________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ________________

            The date of this Prospectus Supplement is March 30, 2004